Date: August 10, 2015

News Release – Investor Update

Parks! America Third Quarter and Year-to-Date 2015 Fiscal Summary

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Q3 and YTD Park Revenues increased 10.4% and 12.1%, respectively

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Q3 Net Income grew to $552,275, an improvement of $137,978 or 33.3%

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YTD Net Income was $200,091, an improvement of $270,118

PINE MOUNTAIN, Georgia, August 10, 2015 – Parks! America (OTCPink: PRKA), announced today results for its third fiscal quarter and nine months ended June 28, 2015.

Third Quarter and Year-to-Date Fiscal 2015 Highlights

Total net sales for the quarter ended June 28, 2015 increased 10.5% to $1,619,751, primarily due to increased attendance. The Company’s net income for the quarter ended June 28, 2015 was $552,275, a $137,978 improvement over the comparable period in 2014, as higher interest expense partially offset higher net sales.

Total net sales for the first nine months of the 2015 fiscal year totaled $2,848,793, an increase of $265,377 or 10.3%, driven by higher attendance and higher average revenue per guest. The Company reported a net income of $200,091 for the first nine months of its 2015 fiscal year, an improvement of $270,118 over a net loss of $70,027 during the nine months ended June 29, 2014. This improvement was driven by higher net sales and lower operating costs, partially offset by higher interest expense.

“We are very pleased with our operating results through the first nine months of our 2015 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “The momentum that began in spring carried into early summer.  Both of our Parks performed well and continue to deliver an outstanding wild animal safari experience to our guests.”

Balance Sheet and Liquidity

The Company paid down $525,000 of seasonal borrowings during its quarter ended June 28, 2015, with the remaining $25,000 paid in early July 2015.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-Q for the quarter ended June 28, 2015, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain forward-looking statements within the meaning of US securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. A further description of these risks, uncertainties and other matters can be found in the Company annual report and other reports filed from time to time with the SEC, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com